UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 24, 2009

ON4 COMMUNICATIONS INC.
(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation)

Commission File Number: 000-53666

10575 N.114th Street, Suite 103
Scottsdale, AZ  85259
(Address of principal executive offices)

480.344.7755
(Registrant’s telephone number, including area code)

(Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02 Departure of Officer; Appointment of Officer

On September 21, 2009, On4 Communications Inc. (the “Company”) appointed Cameron Robb as the Company’s President and Chief Executive Officer. Cameron Robb is a director and Chairman of the Board of Directors of the Company. He has been acting as a director of the Company since May 1, 2009. There were no arrangements or understandings pursuant to which Cameron Robb was appointed as an officer.

From June of 2004, Mr. Robb has been the President and CEO of the company’s wholly owned subsidiary, PetsMobility, Inc.  Previously, Mr. Robb operated an executive management consultancy through which he advised private and public companies on matters such as venture capital and finance, international sales, and marketing.  His clients represented diverse industries such as entertainment, technology, energy, and consumer products.  He was President and CEO and co-founder of Wooket Graphics, Inc, a North American entertainment and licensing company.  He is also a COO and director of The Earth Corporation, having been appointed to these positions in September of 2008. Further, he has been acting as President, COO and Director of Campus Ventures Inc. from April of 2008.

Currently, in addition to his work with On4 and PetsMobility, Mr. Robb serves as an Advisory Board Member for the Canada Arizona Business Council, Firstar Sports, Inc, and serves as a Board Member on For The Earth Corporation. He is also a mentor to Arizona State University students in the Technopolis Program, established to help ASU become a more responsive and entrepreneurial university.

The Company completed a merger with a private Arizona company, On4 Communications, Inc, on May 1, 2009, and adopted the private company’s business.  Mr. Robb was President, CEO and Director of the private company from June of 2004. As of July 31, 2009, he had $117,409 in long-term debt and $67,065.03 in notes payable.

On September 17, 2009, the Company received resignation form Penny Green as President and Chief Executive Officer of the Company, effective September 21, 2009. The resignation is not a result of any disagreements with the Company or any of the Company’s operation, policies or practices. Penny Green will continue to act as the Company’s Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer and director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 24, 2009	On4 Communications Inc.
(Registrant)

By:	/s/ Penny Green
Penny Green
Chief Financial Officer, Principal Accounting Officer, Treasurer, Secretary